                                                                    EXHIBIT 99.1

June 19, 2000



Dear Gentlemen.

I would like to thank you for the amazing experience that being on ZORAN's BOD provided me.

It is my believe that Levy is incapable to decently run a company like ZORAN and that it would be to the benefit of all the share holders to find another President & CEO.

During my tenure I was the "Watch Dog" keeping an eye on Levy and I hope someone else will do that on the next Board.

Given my position and the discussions we have had during our last Board Meeting I decided NOT to ask for my nomination for the next year.

However I want my opinion to be included in the Minutes and in the PROXY statement to be sent out to the share holders.

Wish you all good luck and all the best.

Regards

George